UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTEL NETWORKS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The attached e-mail to registered shareholders of Nortel Networks Corporation supersedes the same document filed on February 27, 2008.

Nortel Networks Corporation Annual Meeting of Shareholders May 7, 2008 at 10:00 a.m. Nortel Carling Campus 3500 Carling Avenue Nepean, Ontario

Holder Account Number:

Proxy Access Number:

Dear Shareholder:

Re: [name]

We are pleased to deliver your proxy circular and proxy statement and annual report via e-mail and provide you with the opportunity to vote online. The proxy circular and proxy statement and annual report are now available, and you can now vote your shares for the 2008 Annual Meeting of Shareholders. Proxies submitted by the Internet must be received by 10:00 a.m. Eastern Daylight Time, on May 6, 2008.

To view the proxy circular and annual report, visit: www.nortel.com/proxyregistered.

To cast your vote, please visit www.investorvote.com/nortel and follow the on-screen instructions. You will need the login validation details provided above to access the voting site.

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